 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-278930
PROSPECTUS
YIELD10 BIOSCIENCE, INC.
265,928 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF OUTSTANDING WARRANTS
This prospectus relates to the proposed resale from time to time, by the selling security holders identified in this prospectus, of up to 265,928 shares of Yield10 Bioscience, Inc. (the “Company”), common stock, $0.01 par value per share, which are issuable upon the exercise of certain outstanding warrants.
These shares will be resold from time to time by the entities or individuals listed in the section titled “Selling Security Holders” beginning on page 12, which we refer to as the selling security holders or Selling Stockholders. The shares of common stock offered under this prospectus by the selling security holders are issuable upon exercise of warrants (the “Warrants”) issued pursuant to the exchange agreement by and among the Company and the selling security holders, dated as of March 22, 2024 (the “Exchange Agreement”). The Warrants are subject to a blocker provision, which restricts the exercise of a Warrant if, as a result of such exercise, the Selling Stockholder, together with its affiliates and any other person whose beneficial ownership of common stock would be aggregated with the Selling Stockholder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would beneficially own in excess of 4.99% or, at the election of the Selling Stockholder, 9.99% of the number of shares of common stock outstanding immediately after giving effect to such exercise (the “Warrant Beneficial Ownership Limitation”); provided, however, that upon 61 days’ prior notice to us, the Selling Stockholder may increase the Warrant Beneficial Ownership Limitation, but not to above 19.99%. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling security holders. However, the Company will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 9 of this prospectus for more information.
The selling security holders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how a selling security holder may sell its shares of common stock in the section titled “Plan of Distribution” on page 14. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.
On May 2, 2024, we effected a 1:24 reverse stock split of our outstanding shares of common stock. Unless specifically provided herein, the share and per-share information that follows in this prospectus assumes the effect of the reverse stock split. Our common stock was traded on The Nasdaq Capital Market under the symbol “YTEN” through May 15, 2024. Beginning on May 16, 2024, our common stock has been trading on the “over-the-counter” market operated by the OTC Markets Group under our existing “YTEN” trading symbol, and effective July 19, 2024, it is now quoted on the OTC-QB market. On July 26, 2024, the last reported sale price of our common stock was $1.62 per share.

AN INVESTMENT IN OUR SECURITIES INVOLVES RISKS. SEE THE
SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2024

You should read this prospectus and any applicable prospectus supplement before making an investment in the securities of Yield10 Bioscience, Inc. See “Where You Can Find Additional Information” for more information. You should rely only on the information contained in this prospectus or a prospectus supplement. The Company has not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should assume that information contained in this prospectus, or in any prospectus supplement, is accurate only as of any date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Unless otherwise noted in this prospectus, “Yield10 Bioscience,” “Yield10,” “the Company,” “we,” “us,” “our” and similar terms refer to Yield10 Bioscience, Inc.
Smaller Reporting Company — Scaled Disclosure
Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

PROSPECTUS SUMMARY
This summary highlights some information from this prospectus. It may not contain all the information important to making an investment decision. You should read the following summary together with the more detailed information in this prospectus regarding our Company and the securities being sold in this offering, including “Risk Factors” and other information incorporated by reference from our other filings with the Securities and Exchange Commission (the “SEC”).
Business Overview
Yield10 Bioscience, Inc. (“Yield10” or the “Company”) is an agricultural bioscience company focused on commercializing sustainable products using the oilseed Camelina sativa (“Camelina”) as a platform crop. Yield10 is headquartered in Woburn, Massachusetts and has a Canadian subsidiary, Yield10 Oilseeds Inc., located in Saskatoon, Saskatchewan, Canada.
We are pursuing Camelina seed oil products for two market opportunities and value chains. The first product is seed oil produced by Camelina, which has been genetically engineered to enable production of high levels of the omega-3 fatty acids eicosapentanoic acid (EPA) and docosahexanoic acid (DHA). Our development is driven by the growing demand for new sources of omega-3 ingredients and the production constraints and supply volatility of the traditional raw material source fish oil. This growing omega-3 supply gap offers a market opportunity with the potential for revenue and margin growth at acreage levels operationally accessible to Yield10. When commercially available, the Company’s omega-3 products will address an unmet need for a reliable, scalable supply of EPA and DHA omega-3 ingredients for aquaculture and pet/animal feed. Multiple opportunities exist for further product development to address higher value markets for omega-3 oils in nutraceuticals and pharmaceuticals. Earlier this year we received regulatory approval from USDA-APHIS for two engineered Camelina lines, the first produces our EPA Omega-3 product and the second produces our EPA+DHA Omega-3 product.
The second product is Camelina seed oil for use as a low-carbon intensity feedstock oil for biofuels, including biodiesel, renewable diesel and sustainable aviation fuel. Markets for biofuels are driven by government policies, have the potential to be very large, and will require the production of tens of millions of acres of new oilseed cover crops like Camelina that do not compete for land with food production.
We selected Camelina, an annual oilseed plant in the mustard family, as our platform crop based on its unique attributes, including its excellent agronomic traits, such as low water and fertilizer input, drought resistance and its short growing cycle. Based on Camelina’s flexible agronomic profile, we believe growers have the option of using Camelina as a winter cover crop, as a relay crop with soybean in the U.S. Midwest, and as a spring rotation crop within the U.S. and regions of Canada. Meeting the growing demand for biofuel feedstocks in North America will require tens of millions of acres of new non-food oilseed production. Given today’s crop production practices, the best way to access this acreage scale is through double cropping using short season winter oilseeds as cash cover crops integrated into crop rotations in a second growing season with the major food crops corn and soybean. Winter cover crops reduce soil erosion and nutrient runoff, promote soil health and trap subsoil moisture. Camelina is in the same plant family as canola and naturally produces a relatively abundant harvest of oil-containing protein-rich seeds. Camelina has no close plant relatives in North America and as a new non-food crop it is readily segregated from commodity crops making it advantaged for producing novel seed products. This dramatically simplifies the regulatory path for engineered products in North America. Planting, harvesting, storage and transportation of Camelina does not require growers to make capital investments in new equipment. The grain can be processed in soft seed (e.g. canola) crushing facilities, using either cold press or solvent extraction and the residual protein meal can be used in certain animal feed rations in the U.S. and Canada once regulatory approval has been obtained. To unlock this potential and make Camelina an attractive option for farmers, we are developing and plan to commercialize advanced varieties with elite weed control herbicide tolerance traits, improved agronomic performance, and increased crop value.
We learned through our interactions with growers that developing elite weed control technology for Camelina to enable seamless integration into current crop rotations is a critical factor in achieving large-scale adoption of Camelina as a new crop. As a result, we prioritized the development of herbicide tolerant Camelina over the past four years. We have successfully developed commercial-quality Camelina varieties containing an herbicide tolerant (“HT”) trait for glufosinate tolerance alone or as a stacked herbicide tolerant (“stacked HT”) trait for glufosinate tolerance in combination with tolerance to Group 2 herbicides, specifically including tolerance to both imidazolinones and sulfonylureas. The prevalence and persistence of Group 2 soil residues in some production regions limit the amount of land available for planting conventional Camelina. In November of 2023, our HT and stacked HT technologies received regulatory approval from USDA-APHIS indicating that the agency does not consider our Camelina varieties with these traits to be regulated in the United States. In early 2024, over 50 acres of our spring E3902 HT Camelina was harvested from a contra season seed scale-up conducted in Chile. This accomplishment from first field trials of HT Camelina in the spring of 2022 to regulatory approval in Q4 of 2023 and seed bulk up to tonnage scale in Q1 of 2024 reflects Yield10’s development strengths. We believe this outcome together with the more recent approvals for our Omega-3 Camelina reflects the favorable regulatory path for engineered Camelina in the U.S. and bodes well for the accelerated development of this crop using Yield10s advanced technology, gene traits and capabilities. Subject to the availability of sufficient financial resources, we plan to continue our development work with spring E3902 stack HT Camelina and winter stack HT Camelina during 2024, in order to continue our assessment of the efficacy of the traits in-field agronomics, seed yields and oil content.
We plan to bring both Omega-3 Camelina products forward in development with 2026 being the target for the first commercial-scale production of the EPA8 oil. Herbicide tolerance is critical in Camelina for on-farm performance. We are currently breeding HT traits into both current Omega-3 Camelina varieties to create second generation varieties for large acreage production. As a world leader in Camelina seed genetics and advanced trait technology development, Yield10 shares a common goal with the aquaculture industry including feed and salmon producers to establish the commercial production of thousands of tons of Camelina omega-3 oil as a new scalable, cost effective, and sustainable supplement to fish oil. We believe Camelina omega-3 oil production at scale (50,000 tons per year, based on approximately 200,000 acres) can reduce supply and price volatility in aquafeed and farmed salmon production leading to a potential increase the growth rate of the industry.
Recent Developments
March 2024 Warrant Exchange
On March 22, 2024, we entered into the Exchange Agreement with certain existing institutional investors, pursuant to which the institutional investors agreed to exercise (the “Exercise”) (i) a portion of the warrants issued to such institutional investors in May 2023, which were exercisable for 27,964 shares of the Company’s common stock, and had an exercise price of $71.52 per share (the “May 2023 Warrants”) and (ii) a portion of the warrants issued to such institutional investors in August 2023, which were exercisable for 105,000 shares of common stock and had an exercise price of $15.60 per share (the “August 2023 Warrants” and together with the May 2023 Warrants, the “Existing Warrants”). In consideration for the immediate exercise of 132,964 of the Existing Warrants for cash, the Company agreed to reduce the exercise price of the Existing Warrants held by such institutional investors to $10.32 per share, which was equal to the most recent closing price of the Company’s common stock on Nasdaq prior to the execution of the Exchange Agreement, as adjusted to reflect the reverse stock split effected on May 2, 2024 (described further below). In addition, in consideration for the Exercise, the institutional investors received the Warrants to purchase up to an aggregate of 265,928 shares of common stock, equal to 200% of the shares of common stock issued in connection with the Exercise, with an exercise price of $10.32 per share in a private placement pursuant to Section 4(a)(2) of the Securities Act.
Due to the number of shares of common stock that may be issued upon the exercise of the Warrants, the Company was, at the time of the Exercise, required to obtain stockholder approval of the issuance of up to 265,928 shares of common stock in accordance with Nasdaq Listing Rule 5635(d) (the “Stockholder Approval”). Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction other than a public offering involving the sale, issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) in an amount equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance at a price less than the “Minimum Price.” The Minimum Price is defined as the lower of (i) the closing price of the common stock immediately preceding the signing of the sale agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the sale agreement.
Pursuant to the terms of the Warrants, the Warrants are exercisable upon obtainment of Stockholder Approval, which the Company intends to seek at its 2024 Annual Meeting of Stockholders on June 7, 2024. The Warrants will be exercisable for five years from the initial exercisability date. Following the delisting of the Company’s common stock from Nasdaq effective May 16, 2024 (as described further below), the vote is technically no longer required. The private placement in which we issued the Warrants was exempt from registration pursuant to Section 4(a)(2) and/or Rule 506 of the Securities Act. The Exchange closed on March 26, 2024. The gross proceeds were $1.4 million before deducting the warrant solicitation agent fees and other expenses.
Nasdaq Minimum Bid Price Deficiency
On September 25, 2023, we received a notice from the staff of the Nasdaq Listing Qualifications Department (the “Staff”) notifying the Company that we were not in compliance with the requirement to maintain a minimum bid price of at least $1.00 per share pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”). The notice stated that pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the Company would be afforded 180 calendar days, or until March 25, 2024, to regain compliance with the Minimum Bid Price Rule. In order to regain compliance, shares of the Company’s common stock must maintain a minimum bid closing price of at least $1.00 per share for a minimum of ten consecutive business days. On March 26, 2024, the Company received another notice from the Staff stating that the Company was not eligible for a second 180-day compliance period for the Minimum Bid Price Rule deficiency because the Company did not comply with the minimum stockholders’ equity initial listing requirement for The Nasdaq Capital Market. As required under this notice, we presented our views with respect to this deficiency to the Nasdaq Hearings Panel (the “Panel”) in writing on April 2, 2024, indicating, among other measures, our intent to effect a reverse stock split in order to increase the price of our common stock to a level that would satisfy the Minimum Bid Price Rule. On May 1, 2024, we were granted an extension until May 20, 2024 to regain compliance with the Minimum Bid Price Rule.
Reverse Stock Split
In order to regain compliance with the Minimum Bid Price Rule, on April 26, 2024, we held a special meeting of stockholders, at which our stockholders approved an amendment to our amended and restated certificate of incorporation, as amended (the “Charter Amendment”), to effect a reverse stock split of the outstanding shares of our common stock at a ratio between 1:5 and 1:25 as determined by our board of directors.
Pursuant to such authority granted by our stockholders, our board of directors approved a 1:24 reverse stock split of our common stock and the filing of the Charter Amendment to effectuate the reverse stock split. The Amendment was filed with the Secretary of State of the State of Delaware, and the reverse stock split became effective in accordance with the terms of the Charter Amendment at 5:00 p.m. Eastern Time on May 2, 2024 (the “Effective Time”). The Charter Amendment provided that, at the Effective Time, every 24 of our issued and outstanding common stock would automatically be combined into one issued and outstanding share of common stock, without any change in par value per share, which remains $0.01.
Nasdaq Minimum Stockholders’ Equity Deficiency
On May 18, 2023, the Staff informed us that the Company did not comply with the minimum stockholders’ equity requirement pursuant to Nasdaq Listing Rule 5550(b)(1) (“Rule 5550(b)(1)”). The Staff granted the Company’s request for an extension until September 30, 2023, which was subsequently extended until November 14, 2023, to comply with Rule 5550(b)(1).
On November 15, 2023, we received a notice from Nasdaq of the Staff’s determination that the Company had not met the terms of such extension. The Company requested an appeal of the Staff’s determination and submitted a hearing request to the Panel, which request stayed any delisting action by the Staff until the hearing process was concluded. We participated in a hearing before the Panel on February 6, 2024, and on February 13, 2024, we were notified by the Panel that the Company had been granted an additional extension to remain listed on The Nasdaq Capital Market until May 13, 2024, subject to certain conditions. These conditions included that the Company provide a written update on the status of its plans to obtain financing and strengthen its balance sheet by March 15, 2024, as well as provide prompt notification of any significant events that may occur during the period of extension that may affect the Company’s compliance with Nasdaq requirements. We provided the Panel with the requested update on March 14, 2024.
Nasdaq Delisting Determination
On May 14, 2024, we received a notice (the “Delisting Notice”) from Nasdaq that the Panel had determined to delist the Company’s common stock due to the fact that the Company had failed to regain compliance with the minimum stockholders’ equity requirement pursuant to Rule 5550(b)(1). Beginning on May 16, 2024, our common stock has been trading on the “over-the-counter” market operated by the OTC Markets Group under our existing “YTEN” trading symbol, and effective July 19, 2024, it is now quoted on the OTC-QB market. Following the delisting of our common stock from the Nasdaq Capital Market, we will continue to be a reporting company under the Exchange Act.
The Company was given a period of 15 days from the date of the Delisting Notice to submit a written request for a review of the Panel’s delisting determination by the Nasdaq Listing and Hearing Review Council. The Company did not appeal the Panel’s determination. On July 19, 2024, a Form 25-NSE was filed with the SEC, removing the Company’s common stock from listing and registration on Nasdaq.
Corporate Information
We were incorporated in Massachusetts in 1992 under the name Metabolix, Inc. In September 1998, we reincorporated in Delaware. We changed our name to Yield10 Bioscience, Inc. in January 2017 to reflect our change in mission around innovations in agricultural biotechnology focused on developing disruptive technologies for step-change improvements in crop yield and niche crop products. Our corporate headquarters are located at 19 Presidential Way, Woburn, MA 01801, and our telephone number is +1 (617) 583-1700. Our website address is www.yield10bio.com. The information contained on our website or that can be accessed through our website is not part of this prospectus and investors should not rely on any such information in deciding whether to purchase our securities. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING
Issuer
Yield10 Bioscience, Inc.
Common stock offered by the selling security holders
265,928 shares issuable upon exercise of Warrants issued pursuant to the Exchange Agreement (which Warrants have an exercise price of $10.32, became exercisable on or after June 7, 2024 and will expire five years from such initial exercisability date).
Terms of the offering
The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares covered hereby on any market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution.”
Common stock to be outstanding after this offering, assuming cash exercise of the
Warrants
907,672 shares
Use of proceeds
We will not receive any of the proceeds from the sale of our common stock by the selling security holders. However, the Company will receive the proceeds of any cash exercise of the Warrants. If all of the Warrants were exercised for cash, we would receive aggregate proceeds of approximately $2.7 million. If we receive proceeds, we currently intend to use the proceeds for general corporate purposes, including working capital.
Market information
Our common stock was traded on the Nasdaq Capital Market under the symbol “YTEN” through May 15, 2024. Beginning on May 16, 2024, our common stock has been trading on the “over-the- counter” market operated by the OTC Markets Group under our existing “YTEN” trading symbol, and effective July 19, 2024, it is now quoted on the OTC-QB market.
Risk factors
Investing in our securities involves a high degree of risk. See “Risk Factors” on page 7 of this prospectus to read about factors that you should consider carefully before buying our securities.
The number of shares of common stock that will be outstanding after this offering is based on 641,744 shares outstanding as of March 31, 2024 (as adjusted for the reverse stock split effected on May 2, 2024) and excludes:
•
54,156 shares of common stock issuable upon exercise of options to purchase our common stock outstanding as of March 31, 2024 at a weighted average exercise price of $215.24 per share;

•
25,001 shares of common stock issuable upon the vesting of restricted stock units outstanding as of March 31, 2024;

•
134,583 shares of common stock issuable upon exercise of warrants issued in a public offering in August 2023 and outstanding as of March 31, 2024 at an exercise price of $15.60 per share ($10.32 per share for warrantholders participating in the offering) and which expire on August 15, 2028;

•
13,982 shares of common stock issuable upon exercise of warrants issued in a registered direct and private placement in May 2023 and outstanding as of March 31, 2024 at an exercise price of $71.52 per share ($10.32 per share for warrantholders participating in the offering) and which expire on November 6, 2028;

•
46,429 shares of common stock issuable upon exercise of warrants issued in public offerings in November 2019 and outstanding as of March 31, 2024 at an exercise price of $192.00 per share and which expire on May 19, 2027; and

•
31 shares of common stock issuable upon exercise of immediately vested warrants outstanding as of March 31, 2024 and issued to an investor relations consultant on September 12, 2017 at an exercise price of $2,784.00 per share and which expire on September 11, 2024.

Except as otherwise noted, the information above reflects and assumes a 1:24 reverse stock split of our issued and outstanding shares of common stock effected on May 2, 2024 and the corresponding adjustment of all common stock price per-share data and stock option and warrant exercise price per share data.

RISK FACTORS
An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below and in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission (“SEC”) on April 1, 2024 and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our common stock could decline, and you might lose all or part of your investment.
If we are unable to raise substantial additional funds in the near term, we will be unable to continue to operate our business and remain a going concern.
We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern. We had cash, cash equivalents and short-term investments of $1.6 million as of March 31, 2024. In our efforts to obtain additional funding, in February of 2024, we granted a global license to Vision Bioenergy Oilseeds, LLC (“Vision”) to certain proprietary varieties of Camelina for the production of feedstock oils for biofuels. In consideration for the license and our completion of certain deliverables, Vision has agreed to make cash payments to us of $3.0 million. Further, in March of 2024, we raised an additional $1.4 million in gross proceeds from the Warrant Exercise pursuant to the Warrant Exercise Agreements. Taken together, we believe our cash resources will only provide funding for our operations into the second quarter of 2024. Our management is urgently evaluating and pursuing different strategies to obtain the required funding for our operations in the near term. These strategies may include, but are not limited to, public and private placements of equity and/or debt, licensing and/or collaboration arrangements and strategic alternatives with third parties, or other funding from the government or third parties. There can be no assurance that these funding efforts will be successful. The sale of equity and convertible debt securities would result in dilution to our stockholders and, in the case of preferred equity securities or convertible debt, those securities could provide for rights, preferences or privileges senior to those of our common stock. The terms of debt securities issued or borrowings pursuant to a credit agreement could impose significant restrictions on our operations. If we raise funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or products or grant licenses on terms that are not favorable to us. Additional capital may not be available on reasonable terms, or at all. If we are unable to obtain funds when needed or on acceptable terms, we may be required to curtail our current development programs, cut operating costs, forego future development and other opportunities or even terminate our operations, which may involve seeking bankruptcy protection.
The delisting of our common from The Nasdaq Capital Market and our trading on the “over-the-counter” market operated by the OTC Markets Group will result in a more limited market and lack of liquidity for our securities and may make it more difficult to raise funds on terms acceptable to us.
On May 14, 2024, we received the Delisting Notice from the Staff of Nasdaq stating that Nasdaq would suspend trading in our common stock, effective at the opening of trading on May 16, 2024, because the Company had not regained compliance with the minimum stockholders’ equity requirement pursuant to Rule 5550(b)(1) during the grace period previously granted to the Company. Beginning on May 16, 2024, our common stock has been trading on the “over-the-counter” market operated by the OTC Markets Group under our existing “YTEN” trading symbol, and effective July 19, 2024, it is now quoted on the OTC-QB market.
The Company was given a period of 15 days from the date of the Delisting Notice to submit a written request for a review of the Nasdaq Hearings Panel’s delisting determination by the Nasdaq Listing and Hearing Review Council (the “Listing Council”). The Company did not appeal the Nasdaq Hearings Panel’s determination. On July 19, 2024, Form 25-NSE was filed with the SEC, removing the Company’s common stock from listing and registration on Nasdaq.
The trading of our common stock in the OTC Marketplace may have an unfavorable impact on our stock price and liquidity. The OTC Marketplace is a significantly more limited market than Nasdaq. The quotation of our shares on such marketplace may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could further depress the trading price of our common stock, and could have a long-term adverse impact on our ability to raise capital in the future. Further, our delisting from Nasdaq may impair your ability to sell or purchase our common stock when you wish to do so. In addition, with the delisting from Nasdaq, our common stock ceases to be recognized as covered securities, and we would be subject to regulation in each state in which we offer our securities.
We completed a reverse stock split on May 2, 2024 in an effort to regain compliance with Nasdaq listing rules, and we cannot predict the effect that such reverse stock split will have on the market price for shares of our common stock.
In order to regain compliance with the Minimum Bid Price Rule, on April 26, 2024, we held a special meeting of stockholders, at which our stockholders approved the Charter Amendment to effect a reverse stock split of the outstanding shares of our common stock at a ratio between 1:5 and 1:25 as determined by our board of directors. Pursuant to such authority granted by our stockholders, our board of directors approved a 1:24 reverse stock split of our common stock and the filing of the Charter Amendment to effectuate the reverse stock split. The Amendment was filed with the Secretary of State of the State of Delaware, and the reverse stock split became effective in accordance with the terms of the Charter Amendment at 5:00 p.m. Eastern Time on May 2, 2024. The Charter Amendment provided that, at the Effective Time, every 24 of our issued and outstanding common stock would automatically be combined into one issued and outstanding share of common stock, without any change in par value per share, which remains $0.01.
We cannot predict the effect that the reverse stock split will have on the market price for shares of our common stock, and the history of similar reverse stock splits for companies in like circumstances has varied. Some investors may have a negative view of a reverse stock split. Even if the reverse stock split has a positive effect on the market price for shares of our common stock, performance of our business and financial results, general economic conditions and the market perception of our business, and other adverse factors which may not be in our control could lead to a decrease in the price of our common stock following the reverse stock split.
Furthermore, even if the reverse stock split does result in an increased market price per share of our common stock, the market price per share following the reverse stock split may not increase in proportion to the reduction of the number of shares of our common stock outstanding before the implementation of the reverse stock split. Accordingly, even with an increased market price per share, the total market capitalization of shares of our common stock after a reverse stock split could be lower than the total market capitalization before the reverse stock split. Also, even if there is an initial increase in the market price per share of our common stock after a reverse stock split, the market price many not remain at that level.
If the market price of shares of our common stock declines following the reverse stock split, the decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split due to decreased liquidity in the market for our common stock. Accordingly, the total market capitalization of our common stock following the reverse stock split could be lower than the total market capitalization before the reverse stock split.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, regarding our strategy, future, operations, future financial position, future revenues, projected costs, and plans and objectives of management. You can identify these forward-looking statements by their use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. You also can identify them by the fact that they do not relate strictly to historical or current facts. There are a number of important risks and uncertainties that could cause our actual results to differ materially from those indicated by forward-looking statements. For a description of these risks and uncertainties, please refer to the section entitled “Risk Factors,” any other risk factors set forth in any information incorporated by reference in this prospectus, as well as any other risk factors and cautionary statements we include or incorporate by reference into this prospectus in the future. While we may elect to update forward-looking statements wherever they appear in this prospectus or in the documents incorporated by reference in this prospectus, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise.
USE OF PROCEEDS
We will not receive any of the proceeds from the sale of securities by the selling security holders named in this prospectus. However, the Company will receive the proceeds of any cash exercise of the Warrants. If all of the Warrants were exercised for cash, we would receive aggregate proceeds of approximately $2.7 million. If we do receive any proceeds, we currently intend to use the proceeds for general corporate purposes, including working capital.
MARKET FOR OUR COMMON STOCK
Market Information
Our common stock was traded on The Nasdaq Capital Market under the symbol “YTEN” through May 15, 2024. Beginning on May 16, 2024, our common stock has been trading on the “over-the-counter” market operated by the OTC Markets Group under our existing “YTEN” trading symbol, and effective July 19, 2024, it is now quoted on the OTC-QB market.
Stockholders
As of April 23, 2024, there were approximately 28 stockholders of record.
DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock and do not expect to pay any cash dividends for the foreseeable future. We intend to use future earnings, if any, in the operation and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our board of directors, based on our financial condition, results of operations, contractual restrictions, capital requirements, business properties, restrictions imposed by applicable law and other factors our board of directors may deem relevant.

SELECTED FINANCIAL DATA
Reverse Stock Split
On May 2, 2024, we effected a reverse stock split at a ratio of 1:24. The reverse stock split had the effect of reducing the aggregate number of outstanding shares of our common stock from 15,420,951 on a pre-reverse split basis to a total of 642,546 on a post-reverse split basis. The number of authorized shares of the Company’s capital stock remained unchanged at 65,000,000 shares, consisting of 60,000,000 shares of common stock and 5,000,000 shares of preferred stock.
The following selected financial data have been derived from our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024, as adjusted to reflect the Reverse Split for all periods presented.
Our historical results are not indicative of the results that may be executed in the future, and results of interim periods are not indicative of the results for the entire year.
As Reported
Net Loss per Share and Shares Outstanding
	Years Ended December 31,
(in thousands, except share and per share amounts)	2023	2022
Net loss	$(14,455)	$(13,566)
Basic and diluted net loss per share	$(1.82)	$(2.76)
Number of shares used in per share calculations (basic and diluted)	7,946,281	4,914,565
Shares of common stock outstanding at year end	12,032,425	4,944,202
Stockholders’ Equity
	Shares	Par Value
Balance, December 31, 2021 (in thousands, except share and per share amounts)	4,881,851	$49
Issuance of common stock for 401(k) match	36,706	—
Issuance of common stock upon vesting of restricted stock units	25,645	—
Balance, December 31, 2022	4,944,202	$49
Issuance of common stock for 401(k) match	119,971	1
Issuance of common stock under At-the-Market offering, net of issuance costs	94,665	1
Issuance of common stock upon vesting of restricted stock units	17,640	—
Issuance of common stock and warrants in equity offerings, net of issuance costs	6,756,710	68
Issuance of common stock for director compensation	99,237	1
Balance, December 31, 2023	12,032,425	120
As Adjusted for the Reverse Stock Split (Unaudited)
Net Loss per Share and Shares Outstanding
	Years Ended December 31,
Unaudited (in thousands, except share and per share amounts)	2023	2022
Net loss	$(14,455)	$(13,566)
Basic and diluted net loss per share	$(43.66)	$(66.25)
Number of shares used in per share calculations (basic and diluted)	331,101	204,780
Shares of common stock outstanding at year end	501,357	206,015

Stockholders’ Equity
	Shares	Par Value
Balance, December 31, 2021 (Unaudited, in thousands, except share and per share amounts)	203,417	$2
Issuance of common stock for 401(k) match	1,529	—
Issuance of common stock upon vesting of restricted stock units	1,069	—
Balance, December 31, 2022	206,015	$2
Issuance of common stock for 401(k) match	4,998	—
Issuance of common stock under At-the-Market offering, net of issuance costs	3,945	—
Issuance of common stock upon vesting of restricted stock units	735	—
Issuance of common stock and warrants in equity offerings, net of issuance costs	281,530	$3
Issuance of common stock for director compensation	4,131	—
Balance, December 31, 2023	501,357	$5

SELLING SECURITY HOLDERS
The shares of common stock being offered by the selling security holders are those issued upon the exercise of the Warrants. For additional information regarding the issuance of these securities, see “Prospectus Summary — March 2024 Warrant Exchange”. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. The Warrants have an exercise price of $10.32 (as adjusted to reflect the reverse stock split effected on May 2, 2024), became exercisable on June 7, 2024 and will expire five years from such initial exercisability date. Other than as described below, the selling security holders have not had any material relationship with us within the past three years.
The selling security holders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling security holders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the selling security holders after completion of the offering.
The table below lists the selling security holders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of common stock held by each of the selling security holders. The table is prepared based on information supplied to us by the selling security holders. The second column lists the number of shares of common stock beneficially owned by the selling security holders, based on their respective ownership of shares as of April 19, 2024. The fourth column lists the shares of common stock being offered by this prospectus by the selling security holders. The fifth column assumes the sale of all of the shares offered by the selling security holders pursuant to this prospectus. The percentages in the table reflect the shares beneficially owned by the selling security holders as a percentage of the total number of shares of common stock outstanding as of April 19, 2024. As of such date, 642,546 shares of common stock were outstanding, as adjusted to reflect the reverse stock split effected on May 2, 2024.
	Prior to the Offering			After the Offering
Selling Security Holder(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Common Stock Outstanding(3)	Maximum Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned(4)	Percent of Common Stock Outstanding(3)(4)
Armistice Capital Master Fund Ltd.(5)	230,142	28.9%	153,428	76,714	11.9%
Brio Capital Master Fund Ltd.(6)	45,410	6.8%	29,167	16,243	2.5%
L1 Capital Global Opportunities Master Fund(7)	22,916	3.5%	8,333	14,583	2.2%
Lind Global Fund II LP(8)	62,500	9.1%	41,667	20,833	3.2%
S.H.N. Financial Investments Ltd.(9)	50,000	7.4%	33,333	16,667	2.6%
Total			265,928

(1)
This table and the information in the notes below are based upon information supplied by the selling security holders, including reports and amendments thereto filed with the SEC on Schedule 13D.

(2)
The number of shares of common stock beneficially owned includes shares of common stock underlying the Warrants that are convertible or exercisable within 60 days of April 19, 2024. The Warrants became exercisable on June 7, 2024.

(3)
Percentage ownership is based on a denominator equal to the sum of (i) 642,546 shares of common stock outstanding as of April 19, 2024 and (ii) the number of shares of common stock underlying warrants that are convertible or exercisable within 60 days of April 19, 2024 that are beneficially owned by the applicable Selling Stockholder.
(4)
Assumes that all shares of common stock being registered under the registration statement of which this prospectus forms a part are sold in this offering, and that none of the Selling Stockholders acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering.

(5)
Consists of 76,714 shares of common stock and 153,428 shares of common stock issuable upon the exercise of warrants convertible or exercisable within 60 days of April 19, 2024, including 153,428 shares of common stock issuable upon exercise of the Warrant held by Armistice Capital Master Fund Ltd., which became exercisable on June 7, 2024, without giving effect to the blocker provision described above. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”) and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(6)
Consists of 14,941 shares of common stock and 30,469 shares of common stock issuable upon the exercise of warrants convertible or exercisable within 60 days of April 19, 2024, including 29,167 shares of common stock issuable upon exercise of the Warrant held by Brio Capital Master Fund Ltd., which became exercisable on June 7, 2024, without giving effect to the blocker provision described above. The address of Brio Capital Master Fund Ltd. is 100 Merrick Road, #401 W, Rockville Centre, NewYork, 11570.

(7)
Consists of 4,166 shares of common stock and 18,750 shares of common stock issuable upon the exercise of warrants convertible or exercisable within 60 days of April 19, 2024, including 8,333 shares of common stock issuable upon exercise of the Warrant held by L1 Capital Global Opportunities Master Fund, which became exercisable on June 7, 2024, without giving effect to the blocker provision described above. The shares will be directly held by L1 Capital Global Opportunities Master Fund, a Cayman Islands exempted company (the “L1 Fund”). David Feldman and Joel Arber are the Directors of the L1 Fund, Mr. Feldman and Mr. Arber disclaim beneficial ownership over these securities. The address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(8)
Consists of 20,833 shares of common stock and 41,667 shares of common stock issuable upon the exercise of warrants convertible or exercisable within 60 days of April 19, 2024, including 41,667 shares of common stock issuable upon exercise of the Warrant held by Lind Global Fund II LP, which became exercisable on June 7, 2024, without giving effect to the blocker provision described above. Lind Global Partners II LLC, the general partner of Lind Global Macro Fund, LP, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Fund II LP. Jeff Easton, the managing member of Lind Global Partners II LLC, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Fund II LP.

(9)
Consists of 16,667 shares of common stock and 33,333 shares of common stock issuable upon the exercise of warrants convertible or exercisable within 60 days of April 19, 2024, including 33,333 shares of common stock issuable upon exercise of the Warrant held by S.H.N. Financial Investments Ltd, which became exercisable on June 7, 2024, without giving effect to the blocker provision described above. The shares will be directly held by S.H.N. Financial Investments Ltd., an Israeli corporation (“S.H.N.”), and may be deemed to be indirectly beneficially owned by Mr. Hadar Shamir and Mr. Nir Shamir who each own 50% of the company and have shared voting and dispositive power over the common shares. Mr. Hadar Shamir and Mr. Nir Shamir disclaim beneficial ownership of the securities except to the extent of their respective pecuniary interests therein. The address of S.H.N. is c/o S.H.N. Financial Investments Ltd., 3 Arik Einstein Street, Herzilya, Israel.

PLAN OF DISTRIBUTION
Each Selling Stockholder of the shares of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:
•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•
an exchange distribution in accordance with the rules of the applicable exchange;

•
privately negotiated transactions;

•
settlement of short sales;

•
in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
a combination of any such methods of sale; or

•
any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.
In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
DESCRIPTION OF OUR CAPITAL STOCK
General
The following summary of our capital stock is based on certain provisions of our amended and restated certificate of incorporation, as amended, and amended and restated by-laws and on the applicable provisions of the Delaware General Corporation Law (the “DGCL”). This summary does not purport to be complete and is qualified in its entirety by reference to the applicable provisions in our amended and restated certificate of incorporation, as amended, and amended and restated by-laws and the DGCL. For a complete description you should refer to our amended and restated certificate of incorporation, as amended, and our amended and restated by-laws, copies of which have been incorporated by reference herein, and to the applicable provisions of the DGCL
Our authorized capital stock consists of 155,000,000 shares, with a par value of $0.01 per share, of which:
•
150,000,000 shares are designated as common stock; and

•
5,000,000 shares are designated as preferred stock. Previously issued shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock have been fully converted to common stock and are no longer outstanding.

Common Stock
The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.
Preferred Stock
Our amended and restated certificate of incorporation, as amended, provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.01 par value per share, issuable from time to time in one or more series. Currently, there are no shares of preferred stock issued and outstanding. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series.
Warrants
As of April 19, 2024, we had warrants outstanding to purchase 195,025 shares of our common stock (as adjusted for the reverse stock split effected on May 2, 2024).
Anti-Takeover Provisions
Certain provisions of the DGCL and our amended and restated certificate of incorporation, as amended, and amended and restated by-laws may have the effect of delaying, deferring or discouraging another party from acquiring control of our company. These provisions, which are summarized below, may discourage certain types of coercive takeover practices and inadequate takeover bids and encourage anyone seeking to acquire control of our company to first negotiate with our board of directors. These provisions might also have the effect of preventing changes in our management and could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests. However, we believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, because, among other reasons, the negotiation of such proposals could result in improving their terms.
Amended and Restated Certificate of Incorporation and Bylaw Provisions
Our amended and restated certificate of incorporation, as amended, and amended and restated by-laws include a number of provisions that may have the effect of delaying, deferring or discouraging another party from acquiring control of our company or preventing changes in our management, including the following:
•
Issuance of Undesignated Preferred Stock.   Our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of undesignated preferred stock with rights, preferences and privileges designated from time to time by our board of directors without further action by stockholders. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of common stock.

•
Size of the Board of Directors and Filling Vacancies.   The number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. Any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board of directors, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

•
Classified Board.   Our board of directors is divided into three classes of directors, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

•
No Cumulative Voting.   Our amended and restated certificate of incorporation, as amended, and amended and restated by-laws do not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion, or all of its shares for one or more candidates. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat.

•
Removal of Directors.   Directors can only be removed by our stockholders for cause and removal of a director will require a 75% stockholder vote.

•
No Written Consent of Stockholders.   All stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting. Stockholders may not take action by written consent in lieu of a meeting. The inability of stockholders to take action by written consent means that a stockholder would need to wait until the next annual or special meeting to bring business before the stockholders for a vote.

•
Special Meetings of Stockholders.   Special meetings of our stockholders may be called only by our board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of our stockholders.
•
Advance Notice Requirements for Stockholder Proposals and Director Nominations.   Our amended and restated by-laws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. These procedures provide that notice must be given in writing not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. These procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

•
Amendment to Amended and Restated Certificate of Incorporation and By-laws.   Any amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation, as amended, or amended and restated by-laws requires a 75% stockholder vote. Provisions requiring such supermajority vote include, among other things, any amendment, repeal or modification of the provisions relating to the classification of our board of directors, the requirement that stockholder actions be effected at a duly called annual or special meeting of our stockholders and the designated parties entitled to call a special meeting of our stockholders.

Section 203 of the DGCL
We are subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless it satisfies one of the following conditions:
•
the transaction is approved by the board of directors prior to the time that the interested stockholder became an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

In general, Section 203 defines “business combination” to include the following:
•
at or subsequent to such time that the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of stockholders by at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

•
any merger or consolidation involving the corporation and the interested stockholder;

•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets of the corporation with an aggregate market value of 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all of the outstanding stock of the corporation involving the interested stockholder;

•
subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the stockholder’s affiliates and associates (as defined in Section 203), beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Treatment of Options Upon Change of Control
In general, under the terms of our equity incentive plans and our executive employment agreements, in the event of certain change in control transactions, if the successor corporation does not assume our outstanding options or issue replacement awards, or if an option holder’s employment is involuntarily terminated in connection with such change in control, the vesting of the options outstanding under such plans will accelerate.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent’s telephone number is 1-800-937-5449.
Market Information
Our common stock was listed on Nasdaq under the symbol “YTEN” through May 15, 2024. Beginning on May 16, 2024, our common stock has been trading on the “over-the-counter” market operated by the OTC Markets Group under our existing “YTEN” trading symbol, and effective July 19, 2024, it is now quoted on the OTC-QB market.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
LEGAL MATTERS
Covington & Burling LLP, Boston, Massachusetts, will pass upon the validity of the securities offered by this prospectus.
EXPERTS
The consolidated financial statements of Yield10 Bioscience, Inc. as of and for the year ended December 31, 2023 incorporated in this prospectus by reference from Yield10 Bioscience, Inc. Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by Berkowitz Pollack Brant Advisors + CPAs, LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Yield10 Bioscience, Inc.’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Yield10 Bioscience, Inc. and its subsidiaries as of and for the year ended December 31, 2022, incorporated in this prospectus by reference from the Yield10 Bioscience, Inc. Annual Report on Form 10-K for the year ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Yield10 Bioscience, Inc.’s ability to continue as a going concern), incorporated herein by reference, and have been incorporated in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. You can read our SEC filings over the Internet at the SEC’s website at www.sec.gov.

Our Internet address is www.yield10bio.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information found on our website is not part of this prospectus supplement or the accompanying prospectus.
The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” much of the information we file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and prior to the time that all of the securities offered by this prospectus are sold or the earlier termination of the offering, and (2) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement (except in each case in which the information contained in such documents is “furnished” and not “filed”). The documents we are incorporating by reference as of their respective dates of filing are:
•
Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 15, 2024;

•
The portions of our definitive proxy statement on Schedule 14A, filed with the SEC on April 29, 2024, that are deemed “filed” with the SEC under the Exchange Act;

•
Current Reports on Form 8-K and 8-K/A filed on February 6, 2024, February 8, 2024, February 14, 2024, February 16, 2024, February 26, 2024, March 22, 2024, March 29, 2024, April 30, 2024, May 1, 2024, May 15, 2024 (two filings), June 10, 2024, June 12, 2024, July 17, 2024 and July 23, 2024; and

•
The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on November 6, 2006, including any amendments or reports filed for the purpose of updating the description, including the description of our common stock included as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024.

The SEC file number for each of the documents listed above is 001-33133. We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference other than exhibits, unless such exhibits are specifically incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:
Investor Relations
Yield10 Bioscience, Inc.
19 Presidential Way
Woburn, MA 01801
(617)583-1700

YIELD10 BIOSCIENCE, INC.
265,928 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF OUTSTANDING WARRANTS
PROSPECTUS
July 29, 2024